BofA Finance LLC
Enhanced Return Notes
Fully and Unconditionally Guaranteed by Bank of America Corporation
Bank of America
Filed pursuant to Rule 433
Registration Statement Nos. 333-213265
and 333-213265-01
Terms of the Notes
The Enhanced Return Notes provide between [112.50% and 122.50%] (set on the pricing date) upside exposure to increases in the Least Performing Underlying if its Ending Value is greater than its Starting
Value. If the Ending Value of the Least Performing Underlying is equal to or less than its Starting Value but greater than or equal to its Threshold Value, you will receive the principal amount at maturity. However, if the Ending Value of the Least Performing Underlying is less than its Threshold Value, your investment will be subject to 1:1 downside exposure to decreases in the Least Performing Underlying, with up to 100% of the principal at risk. The Notes will not pay interest. At maturity, you will receive the Redemption Amount, calculated as described under “Redemption Amount Determination”.
Issuer: BofA Finance LLC (“BofA Finance”)
Guarantor: Bank of America Corporation (“BAC”)
Term: Approximately 5 years.
Underlying: The S&P 500® Index (the “SPX”) (Bloomberg symbol: “SPX”) and the Dow Jones
Industrial Average® (the “INDU”) (Bloomberg symbol: “INDU”).
Pricing and Issue
Dates*: December 16, 2019 and December 19, 2019, respectively
Upside
Participation
Rate:
Between [112.50% and 122.50%]. The actual Upside Participation Rate will be determined on the pricing date.
Threshold Value: With respect to each Underlying, 50% of its Starting Value.
Initial Estimated
Value Range: $950.00 - $970.00 per Note.
Underwriting
Discount:* $32.50 (3.25% of the public offering price) per Note.
CUSIP: 09709TXY2
Preliminary
Pricing
Supplement:
https://www.sec.gov/Archives/edgar/data/70858/000089109219013434/e7658-
424b2.htm
*Subject to change
Redemption Amount Determination
Hypothetical Payout Profile
Underlying Return of the
Least Performing Underlying
Redemption
Amount per Note(1)
Return
on the Notes
60.00% $1,705.00 70.500%
50.00% $1,587.50 58.750%
10.00% $1,117.00 11.750%
5.00% $1,058.75 5.875%
0.00% $1,000.00 0.000%
-20.00% $1,000.00 0.000%
-40.00% $1,000.00 0.000%
-50.00%(2) $1,000.00 0.000%
-50.01% $499.90 -50.010%
-75.00% $250.00 -75.000%
-100.00% $0.00 -100.000%
(1) The Redemption Amount per note is based on the hypothetical Upside Participation Rate of 117.50%.
(2) This is the Underlying Return which corresponds to the Threshold Value.
Is the Ending Value of the Least Performing Underlying greater than its Starting Value?
Yes
You will receive:
$1,000 ?? ??$1,000
?? ??Upside Participation Rate x Underlying Return
of the Least Performing Underlying????
No
Is the Ending Value of the Least
Performing Underlying greater than or
equal to its Threshold Value?
You will receive $1,000
Yes
No
You will receive:
$1,000 ?? ??$1,000 ?? (Underlying Return of
??the Least Performing Underlying????

BofA Finance LLC
Enhanced Return Notes
Fully and Unconditionally Guaranteed by Bank of America Corporation
Bank of America
Filed pursuant to Rule 433
Registration Statement Nos. 333-213265
and 333-213265-01
Risk Factors
? Your investment may result in a loss; there is no guaranteed return of principal.
? The Notes do not bear interest.
? Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity.
? Any payments on the Notes are subject to the credit risk of BofA Finance and the Guarantor, and actual or perceived changes in BofA Finance or the Guarantor’s creditworthiness are expected to affect the value of the Notes.
? The public offering price you pay for the Notes will exceed their initial estimated value.
? We cannot assure you that a trading market for your Notes will ever develop or be maintained.
? The payments on the Notes will not reflect changes in the level of the Underlying other than on the Valuation Date.
? Because the Notes are linked to the least performing (and not the average performance) of the
Underlyings, you may not receive any return on the Notes and may lose some or all of your principal amount even if the Ending Value of one Underlying is always greater than or equal to its
Threshold Value.
You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer on the date the Notes are priced. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
Please see the Preliminary Pricing Supplement for complete product disclosure, including related risks and tax disclosure.
This fact sheet is a summary of the terms of the Notes and factors that you should consider before deciding to invest in the Notes. BofA Finance has filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read this fact sheet together with the Amended and
Restated Preliminary Pricing Supplement dated December 4, 2019, Product Supplement EQUITY-1 dated January 24, 2017 and Prospectus Supplement and Prospectus dated November 4, 2016 to understand fully the terms of the Notes and other considerations that are important in making a decision about investing in the Notes. If the terms described in the Preliminary Pricing Supplement are inconsistent with those described herein, the terms described in the Preliminary
Pricing Supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the Preliminary
Pricing Supplement. Alternatively, BofA Finance, any agent or any dealer participating in this offering will arrange to send you the Preliminary Pricing Supplement, Product Supplement EQUITY-1 and Prospectus Supplement and Prospectus if
you so request by calling toll-free at 1-800-294-1322.